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                                                  Contacts: Mark Whitaker, CFO
                                                            011 61 2 9936 2543

FOR IMMEDIATE RELEASE

            HOME SECURITY INTERNATIONAL, INC. COMPLETES ACQUISITION OF 100% OF INTEGRATED INTERNATIONAL HOME SECURITY LIMITED

     SYDNEY AUSTRALIA, October 7, 1998 -- Home Security International, Inc. (AMEX-HSI) today announced the acquisition of 100 percent of the issued and outstanding stock of Integrated International Home Security Limited ("IIHSL"), a British Virgin Islands Holding Company which owns approximately 75% of the issued and outstanding common stock of Ness Security Products Pty Ltd. ("Ness"), a leading designer and manufacturer of Security alarm products based in Australia, including HSI's SecurityGuard product. The plans to acquire IIHSL were publicly disclosed in July 1998.

     The consideration for the IIHSL common stock (i) 400,000 shares of HSI stock, (ii) Five year warrants to purchase 360,000 shares of common stock of HSI at an exercise price of $13.00 per share, (iii) $2.6 million in cash;
(iv) A secured note of $9.1 million due June 30, 2000. The aggregate purchase price, based upon values attributed by HSI and the Seller to the shares and warrants, which are part of the consideration, is approximately $16.3 million.

     Brad Cooper, Chief Executive Officer of Home Security International said, "In completing this transaction, the company confirms its strategy for growth which includes acquiring businesses in its particular market that are highly profitable and well managed. The company believes the acquisition will provide a strategic opportunity in increasing gross sales margins and allow penetration pricing strategies in developing markets."

     He further added, "HSI believes the acquisition will be accretive to earnings per share in fiscal year 1999."

     Home Security International, Inc. is a leader in the residential home security industry with more than 180,000 customers with installed alarm systems, which are sold through an extensive independent distributor network established in Australia/New Zealand, Europe, South Africa and North America."

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This release includes forward-looking statements concerning HSI's business and the Acquisition's anticipated impact on future earnings. These forward-looking statements are subject to certain risks and uncertainties, outlined in the Annual report on (Form 10-K) issued October 6, 1998 and other filings made with the Securities and Exchange Commission, that could cause actual results to differ drastically from those presented. HSI expressly disclaims any obligation to release publicly any updates or revisions to such forward-looking statements to reflect any change in expectations.